Exhibit 15.1

27 April 2016

Matter No.822461

Doc Ref: WL/ot/102534827

(852) 2842 9532

wynne.lau@conyersdill.com

ChinaCache International Holdings Ltd.

Section A, Building 3

Dian Tong Creative Square

No.7 Jiuxianqiao North Road

Chaoyang District

Beijing, 100015

People’s Republic of China

Dear Sirs,

Re: ChinaCache International Holdings Ltd. (the “Company”)

We consent to the reference to our firm under the headings “Item 10.E - Additional Information — Taxation — Cayman Islands Taxation” in ChinaCache International Holdings Ltd.’s Annual Report on Form 20-F for the year ended December 31 2015, which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2016 (the “Annual Report”), and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-172962) pertaining to the 2007, 2008 and 2010 Share Incentive Plans of ChinaCache International Holdings Ltd. (the “Company”), the Registration Statement (Form S-8 No. 333-176751) pertaining to the 2011 Share Incentive Plan of the Company, and the Registration Statement (Form F-3 No. 333-195192) of the summary of our opinion under the heading “Item 10.E - Additional Information — Taxation — Cayman Islands Taxation” in the Annual Report.  We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman